Exhibit 99.1
DTE Gas Company
Consolidated Financial Statements as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and Report of Independent Auditors

DTE Gas Company
Year Ended December 31, 2023

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EGLE	Michigan Department of Environment, Great Lakes, and Energy, formerly known as Michigan Department of Environmental Quality

EPA	U.S. Environmental Protection Agency

EWR	Energy Waste Reduction program, which includes a mechanism authorized by the MPSC allowing DTE Gas to recover through rates certain costs relating to energy waste reduction

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Cost Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs

LLC	DTE Energy Corporate Services, LLC, a subsidiary of DTE Energy

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NAV	Net Asset Value

TCJA	Tax Cuts and Jobs Act of 2017, which reduced the corporate Federal income tax rate from 35% to 21%

Topic 606	FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended

VEBA	Voluntary Employees Beneficiary Association

VIE	Variable Interest Entity

Units of Measurement

Bcf	Billion cubic feet of natural gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
The following section provides a detailed discussion of the operating performance and future outlook of the Company, including the table below which summarizes the financial results for the years ended December 31:

	2023	2022	2021
	(In millions)
Operating Revenues	$1,726	$1,894	$1,532

Operating Expenses
Cost of gas	454	612	410
Operation and maintenance	485	548	518
Depreciation and amortization	207	189	174
Taxes other than income	108	101	93
Asset (gains) losses and impairments, net	—	—	4
	1,254	1,450	1,199
Operating Income	472	444	333
Other (Income) and Deductions	85	86	82
Income Tax Expense	93	87	38
Net Income	$294	$271	$213
Operating Revenues decreased $168 million in 2023 and increased $362 million in 2022. Revenues associated with certain mechanisms and surcharges, including recovery of the cost of gas, are offset by related expenses elsewhere in the Consolidated Statements of Operations. The change in both periods was due to the following:

	2023	2022
	(In millions)
Gas Cost Recovery	$(158)	$202
Weather	(85)	47
Implementation of new rates	—	80
Regulatory mechanism — EWR	4	8
Home Protection Program	5	6
Base sales	7	18
Voluntary refund	10	(5)
Infrastructure recovery mechanism	39	1
Other	10	5
	$(168)	$362
Revenue results are impacted by changes in sales volumes, which are summarized in the table below:

	2023	2022	2021
	(In Bcf)
Gas Markets
Gas sales	126	142	125
End-user transportation	174	168	165
	300	310	290
Intermediate transportation	541	527	488
Total Gas sales	841	837	778
The change in sales in 2023 was primarily due to unfavorable weather. The change in sales in 2022 was primarily due to favorable weather. Intermediate transportation volumes fluctuate period to period based on available market opportunities.

Cost of gas expense decreased $158 million in 2023 and increased $202 million in 2022. The decrease in 2023 was primarily due to a lower cost of gas of $88 million and lower sales volumes of $70 million. The increase in 2022 was primarily due to higher cost of gas of $147 million and higher sales volumes of $55 million.
Operation and maintenance expense decreased $63 million in 2023 and increased $30 million in 2022. The decrease in 2023 was primarily due to lower gas operations expense of $36 million, lower corporate support costs of $24 million, and lower benefits and other compensation expense of $7 million, partially offset by higher legal expense of $3 million. The increase in 2022 was primarily due to higher gas operations expense of $17 million, higher corporate support costs of $10 million, and higher EWR expense of $7 million, partially offset by lower benefits and other compensation expense of $4 million.
Depreciation and amortization expense increased $18 million in 2023 and $15 million in 2022. The increase in both periods was primarily due to a higher depreciable base.
Taxes other than income increased $7 million in 2023 and $8 million in 2022. The increase in both periods was primarily due to higher property taxes.
Asset (gains) losses and impairments, net had no change in 2023 and decreased $4 million in 2022. The decrease in 2022 was primarily due to capital write-offs of $4 million in 2021.
Other (Income) and Deductions decreased $1 million in 2023 and increased $4 million in 2022. The decrease in 2023 was primarily due to higher net interest expense of $10 million that was offset by a favorable change in investment earnings of $10 million. The increase in 2022 was primarily due to an unfavorable change in investment earnings of $9 million and higher net interest expense of $7 million, partially offset by 2021 contributions to the DTE Energy Foundation and other not-for-profit organizations of $12 million.
Income Tax Expense increased $6 million in 2023 and $49 million in 2022. The increase in 2023 was primarily due to higher earnings. The increase in 2022 was primarily due to higher earnings and lower amortization of the TCJA regulatory liability.
Outlook — The Company will continue to move forward in its efforts to achieve operational excellence, sustain strong cash flows, and earn its authorized return on equity. The Company expects that planned significant infrastructure capital investments will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, and benefit plan design changes. The Company expects to continue its efforts to improve productivity and decrease costs while improving customer satisfaction with consideration of customer rate affordability.
The Company filed a rate case with the MPSC on January 8, 2024 requesting an increase in base rates of $266 million based on a projected twelve-month period ending September 30, 2025, and an increase in return on equity from 9.9% to 10.25%. The request reflects a net increase to customer rates of only $160 million, as an existing IRM surcharge of $106 million would be rolled into the new base rates. The requested increase is primarily due to increased investments in plant related to system reliability and pipeline safety and inflationary impacts on operating costs, partially offset by higher sales. A final MPSC order in this case is expected in November 2024.
Additionally in January 2024, DTE Energy announced a voluntary separation incentive program ("VSIP") for certain non-represented employees within its electric and gas utilities and corporate support organizations. Under the program, employees can elect a benefits and compensation package and exit the company to retire or pursue other opportunities. The VSIP will result in one-time costs in the first half of 2024, primarily in the first quarter, that will be allocated to Operation and maintenance expense. For DTE Gas, these one-time costs are currently expected to approximate $10 to $15 million. Actual costs may differ from current estimates as elections under the VSIP are finalized. For the remainder of 2024, cost savings from the VSIP are expected to offset a portion of the one-time costs incurred early in the year. Over the long-term, cost savings from the VSIP will support DTE Energy's goals for customer affordability.

Report of Independent Auditors

To the Management and Board of Directors of DTE Gas Company
Opinion
We have audited the accompanying consolidated financial statements of DTE Gas Company and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as of December 31, 2023 and 2022, and the related consolidated statements of operations, of comprehensive income, of changes in shareholder’s equity and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the "consolidated financial statements").
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.
Auditors' Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 1, 2024

DTE Gas Company
Consolidated Statements of Operations

	Year Ended December 31,
	2023	2022	2021
	(In millions)
Operating Revenues	$1,726	$1,894	$1,532

Operating Expenses
Cost of gas	454	612	410
Operation and maintenance	485	548	518
Depreciation and amortization	207	189	174
Taxes other than income	108	101	93
Asset (gains) losses and impairments, net	—	—	4
	1,254	1,450	1,199
Operating Income	472	444	333

Other (Income) and Deductions
Interest expense	102	91	80
Interest income	(9)	(8)	(5)
Non-operating retirement benefits, net	(2)	(1)	(1)
Other income	(10)	(6)	(7)
Other expenses	4	10	15
	85	86	82
Income Before Income Taxes	387	358	251

Income Tax Expense	93	87	38

Net Income	$294	$271	$213
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2023	2022	2021
	(In millions)
Net Income	$294	$271	$213
Other comprehensive income	—	—	—
Comprehensive Income	$294	$271	$213
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2023	2022
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable (less allowance for doubtful accounts of $21 and $28, respectively)
Customer	308	386
Affiliates	10	12
Other	2	3
Inventories
Gas	75	45
Materials and supplies	34	31
Gas customer choice deferred asset	42	62
Notes receivable
Other	4	3
Regulatory assets	9	29
Other	29	28
	513	599

Investments	45	40

Property
Property, plant, and equipment	8,029	7,517
Accumulated depreciation and amortization	(1,990)	(1,954)
	6,039	5,563
Other Assets
Regulatory assets	618	646
Notes receivable	50	47
Prepaid pension costs — affiliates	110	137
Prepaid postretirement costs — affiliates	255	226
Other	30	21
	1,063	1,077
Total Assets	$7,660	$7,279
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position — (Continued)

	December 31,
	2023	2022
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$33	$27
Other	220	231
Accrued interest	24	21
Short-term borrowings
Affiliates	2	16
Other	77	242
Current portion of long-term debt	—	75
Regulatory liabilities	20	1
Other	46	66
	422	679

Long-Term Debt (net of current portion)	2,534	2,240

Other Liabilities
Deferred income taxes	881	839
Regulatory liabilities	848	878
Asset retirement obligations	190	186
Accrued pension liability — affiliates	29	29
Accrued postretirement liability — affiliates	3	2
Other	32	24
	1,983	1,958
Commitments and Contingencies (Notes 7 and 15)

Shareholder's Equity
Common stock ($1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding for both periods)	1,532	1,316
Retained earnings	1,189	1,086
Total Shareholder's Equity	2,721	2,402
Total Liabilities and Shareholder's Equity	$7,660	$7,279
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2023	2022	2021
	(In millions)
Operating Activities
Net Income	$294	$271	$213
Adjustments to reconcile Net Income to net cash from operating activities:
Depreciation and amortization	207	189	174
Allowance for equity funds used during construction	(2)	(2)	(2)
Deferred income taxes	44	70	27
Asset (gains) losses and impairments, net	—	—	4
Changes in assets and liabilities:
Accounts receivable, net	69	(105)	1
Inventories	(33)	(3)	(12)
Prepaid pension costs — affiliates	27	133	(59)
Prepaid postretirement benefit costs — affiliates	(29)	49	(48)
Accounts payable	3	12	28
Accrued pension liability — affiliates	—	(6)	(65)
Accrued postretirement liability — affiliates	1	(3)	(2)
Regulatory assets and liabilities	77	(111)	143
Other current and noncurrent assets and liabilities	19	(15)	8
Net cash from operating activities	677	479	410
Investing Activities
Plant and equipment expenditures	(728)	(681)	(612)
Notes receivable and other	(11)	(7)	(2)
Net cash used for investing activities	(739)	(688)	(614)
Financing Activities
Issuance of long-term debt, net of issuance costs	293	258	154
Redemption of long-term debt	(75)	—	—
Capital contribution by parent company	216	75	147
Short-term borrowings, net — other	(165)	32	210
Short-term borrowings, net — affiliates	(14)	7	(158)
Dividends paid on common stock	(191)	(164)	(148)
Other	(2)	—	—
Net cash from financing activities	62	208	205
Net Increase (Decrease) in Cash and Cash Equivalents	—	(1)	1
Cash and Cash Equivalents at Beginning of Period	—	1	—
Cash and Cash Equivalents at End of Period	$—	$—	$1

Supplemental disclosure of cash information
Cash paid (received) for:
Interest, net of interest capitalized	$97	$85	$78
Income taxes	$33	$(7)	$—

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$76	$87	$52
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Changes in Shareholder's Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2020	10,300	$10	$1,099	$914	$2,023
Net Income	—	—	—	213	213
Dividends declared on common stock	—	—	—	(148)	(148)
Capital contribution by parent company	—	—	147	—	147
Balance, December 31, 2021	10,300	$10	$1,246	$979	$2,235
Net Income	—	—	—	271	271
Dividends declared on common stock	—	—	—	(164)	(164)
Capital contribution by parent company	—	—	75	—	75
Other — benefits	—	—	(15)	—	(15)
Balance, December 31, 2022	10,300	$10	$1,306	$1,086	$2,402
Net Income	—	—	—	294	294
Dividends declared on common stock	—	—	—	(191)	(191)
Capital contribution by parent company	—	—	216	—	216
Balance, December 31, 2023	10,300	$10	$1,522	$1,189	$2,721
See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements
NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and EGLE.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the equity investment is valued at cost minus any impairments, if applicable. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in a natural gas pipeline entity through purchases under a long-term transportation capacity contract. The Company does not have a controlling influence in and does not consolidate the pipeline entity. As of December 31, 2023, the carrying amount of liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract are primarily related to working capital accounts and generally represent the amounts owed by the Company for transportation associated with the current billing cycle under the contract. The Company has not provided any significant form of financial support associated with the long-term contract. There is no material potential exposure to loss as a result of the Company's variable interest through the long-term contract.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents
Cash and cash equivalents generally include cash on hand, cash in banks, and temporary investments purchased with remaining maturities of three months or less.
Financing Receivables
Financing receivables are primarily composed of trade receivables, notes receivable, and unbilled revenue. The Company's financing receivables are stated at net realizable value.
Unbilled revenues of $117 million and $159 million are included in Customer Accounts receivable at December 31, 2023 and 2022, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The Company monitors the credit quality of financing receivables on a regular basis by reviewing credit quality indicators and monitoring for trigger events, such as a credit rating downgrade or bankruptcy. Credit quality indicators include, but are not limited to, ratings by credit agencies where available, collection history, collateral, counterparty financial statements and other internal metrics. Utilizing such data, the Company has determined three internal grades of credit quality. Internal grade 1 includes financing receivables for counterparties where credit rating agencies have ranked the counterparty as investment grade. To the extent credit ratings are not available, the Company utilizes other credit quality indicators to determine the level of risk associated with the financing receivable. Internal grade 1 may include financing receivables for counterparties for which credit rating agencies have ranked the counterparty as below investment grade; however, due to favorable information on other credit quality indicators, the Company has determined the risk level to be similar to that of an investment grade counterparty. Internal grade 2 includes financing receivables for counterparties with limited credit information and those with a higher risk profile based upon credit quality indicators. Internal grade 3 reflects financing receivables for which the counterparties have the greatest level of risk, including those in bankruptcy status.
The following represents the Company's financing receivables by year of origination, classified by internal grade of credit risk, including current year-to-date gross write-offs, if any. The related credit quality indicators and risk ratings utilized to develop the internal grades have been updated through December 31, 2023.

	Year of origination
	2023	2022	2021 and prior	Total
	(In millions)
Notes receivable, internal grade 2	$7	$4	$7	$18
Net investment in leases, internal grade 1	$—	$—	$36	$36
The allowance for doubtful accounts on accounts receivable for the Company is generally calculated using an aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing and future economic conditions, customer trends and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. The Company generally assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
The allowance for doubtful accounts for other receivables is generally calculated based on specific review of probable future collections based on receivable balances generally in excess of 30 days. Existing and future economic conditions, customer trends and other factors are also considered. Receivables are written off on a specific identification basis and determined based upon the specific circumstances of the associated receivable.
Notes receivable are primarily comprised of a finance lease receivable and loans that are included in Notes receivable on the Consolidated Statements of Financial Position.
The Company establishes an allowance for credit loss for principal and interest amounts due that are estimated to be uncollectible in accordance with the contractual terms of the note receivable. In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay including existing and future economic conditions. Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. If amounts are no longer probable of collection, the Company may consider the note receivable impaired, adjust the allowance, and cease accruing interest (nonaccrual status).
Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to the contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following tables present a roll-forward of the activity for the Company's financing receivables credit loss reserves as of December 31, 2023:

	Trade accounts receivable	Other receivables	Total
	(In millions)
Balance at December 31, 2020	$30	$2	$32
Current period provision	16	—	16
Write-offs charged against allowance	(42)	—	(42)
Recoveries of amounts previously written off	24	—	24
Balance at December 31, 2021	$28	$2	$30
Current period provision	17	—	17
Write-offs charged against allowance	(34)	(1)	(35)
Recoveries of amounts previously written off	16	—	16
Balance at December 31, 2022	$27	$1	$28
Current period provision	16	—	16
Write-offs charged against allowance	(38)	(1)	(39)
Recoveries of amounts previously written off	16	—	16
Balance at December 31, 2023	$21	$—	$21
Uncollectible expense is primarily comprised of the current period provision for allowance for doubtful accounts. Uncollectible expense was $17 million, $19 million, and $18 million for the years ended December 31, 2023, 2022 and 2021, respectively.
There are no material amounts of past due financing receivables for the Company as of December 31, 2023.
Inventories
Natural gas inventory includes $73 million and $44 million as of December 31, 2023 and 2022, respectively, that is determined using the last-in, first-out (LIFO) method. The replacement cost of gas in inventory exceeded the LIFO cost by $50 million and $152 million at December 31, 2023 and 2022, respectively.
The Company values materials and supplies inventory at the lower of cost or net realizable value, where cost is generally valued using average cost.
Gas Customer Choice Deferred Asset
Gas customer choice deferred asset represents gas provided to the Company by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads, and AFUDC. The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
Utility property is depreciated over its estimated useful life using straight-line rates approved by the MPSC. Depreciation and amortization expense also includes the amortization of certain regulatory assets and liabilities.
See Note 5 to the Consolidated Financial Statements, "Property, Plant, and Equipment."
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Cloud Computing Arrangements
The Company capitalizes implementation costs incurred in a cloud computing arrangement that is a service contract consistent with capitalized implementation costs incurred to develop or obtain internal-use software. Capitalized costs are recorded in Other noncurrent assets on the Consolidated Statements of Financial Position and amortization of the costs is reflected in Operation and maintenance within the Consolidated Statements of Operations. Costs are amortized on a straight-line basis over the life of the contract. Contracts primarily involve the implementation or upgrade of cloud-based solutions for gas operations.
The following balances for cloud computing costs relate to DTE Gas:

	Year Ended December 31,
	2023	2022	2021
	(In millions)
Amortization expense of capitalized cloud computing costs	$2	$1	$—
Gross value of capitalized cloud computing costs	$12	$9
Accumulated amortization of capitalized cloud computing costs	$3	$1
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. The deferred amounts are included as a direct deduction from the carrying amount of each debt issuance in Long-Term Debt on the Consolidated Statements of Financial Position. In accordance with MPSC regulations, the unamortized discount, premium, and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. The allocation for stock-based compensation expense was approximately $9 million for 2023 and $11 million for both 2022 and 2021.
Subsequent Events
The Company has evaluated subsequent events through March 1, 2024, the date that these Consolidated Financial Statements were available to be issued.
Other Accounting Policies
See the following notes for other accounting policies impacting the Company's Consolidated Financial Statements:

Note	Title
4	Revenue
5	Property, Plant, and Equipment
6	Asset Retirement Obligations
7	Regulatory Matters
8	Income Taxes
9	Fair Value
10	Financial and Other Derivative Instruments
14	Leases
16	Retirement Benefits and Trusteed Assets
17	Related Party Transactions

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendments in this update eliminate the accounting guidance for troubled debt restructurings by creditors that have adopted the Current Expected Credit Loss (“CECL”) model under ASC 326 and enhance the disclosure requirements for loan refinancings and restructurings made with borrowers experiencing financial difficulty. Additionally, the amendments require the disclosure of current period gross write-offs for financing receivables and net investment in leases by year of origination in the vintage disclosures. The Company adopted the ASU effective January 1, 2023 using the prospective approach, with no impact on the Company's financial position or results of operations. Gross write-offs, if any, will be disclosed in the Financing Receivables section of Note 2 to the Consolidated Financial Statements, "Significant Accounting Policies."
Recently Issued Pronouncements
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this update require enhanced income tax disclosures, particularly related to a reporting entity's effective tax rate reconciliation and income taxes paid. For the rate reconciliation table, the update requires additional categories of information about federal, state, and foreign taxes and details about significant reconciling items, subject to a quantitative threshold. Income taxes paid must be similarly disaggregated by federal, state, and foreign based on a quantitative threshold. The ASU is effective for the Company for annual periods beginning after December 15, 2024. The guidance shall be applied on a prospective basis with the option to apply retrospectively. Early adoption is permitted. The Company will apply the guidance upon the effective date.

NOTE 4 — REVENUE
Significant Accounting Policy
Revenue is measured based upon the consideration specified in a contract with a customer at the time when performance obligations are satisfied. A performance obligation is a promise in a contract to transfer a distinct good or service or a series of distinct goods or services to the customer. The Company recognizes revenue when performance obligations are satisfied by transferring control over a product or service to a customer. The Company has determined control to be transferred when the product is delivered or the service is provided to the customer.
Rates for the Company include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are included in Regulatory assets or liabilities on the Company's Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.
Disaggregation of Revenue
The following is a summary of disaggregated revenues for the Company:

	2023	2022	2021
	(In millions)
Gas sales	$1,300	$1,415	$1,038
End User Transportation	250	264	234
Intermediate Transportation	85	81	82
Other(a)	91	134	178
Total Gas operating revenues	$1,726	$1,894	$1,532
_______________________________________
(a)Includes revenue adjustments related to various regulatory mechanisms, including the GCR, which may vary based on changes in the cost of gas.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Revenues included the following which were outside the scope of Topic 606:

	2023	2022	2021
	(In millions)
Alternative Revenue Programs	$16	$9	$10
Other revenues	$8	$7	$6
Nature of Goods and Services
The Company has contracts with customers which may contain more than one performance obligation. When more than one performance obligation exists in a contract, the consideration under the contract is allocated to the performance obligations based on the relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers.
Under Topic 606, when a customer simultaneously receives and consumes the product or service provided, revenue is considered to be recognized over time. Alternatively, if it is determined that the criteria for recognition of revenue over time is not met, the revenue is considered to be recognized at a point in time.
Revenues are primarily comprised of the supply and delivery of natural gas, and other services including storage, transportation, and appliance maintenance. Revenues are primarily associated with cancellable contracts with the exception of certain long-term contracts with commercial and industrial customers. Revenues, including estimated unbilled amounts, are generally recognized over time based upon volumes delivered or through the passage of time ratably based upon providing a stand-ready service. The Company has determined that the above methods represent a faithful depiction of the transfer of control to the customer. Unbilled revenues are typically determined using both estimated meter volumes and estimated usage based upon the number of unbilled days and historical temperatures. Estimated unbilled amounts recognized in revenue are subject to adjustment in the following reporting period as actual volumes by customer class and service type are known. Revenues are typically subject to tariff rates or other rates subject to regulatory oversight and are billed and received monthly. Tariff rates are determined by the MPSC on a per unit or monthly basis.
Transaction Price Allocated to the Remaining Performance Obligations
In accordance with optional exemptions available under Topic 606, the Company did not disclose the value of unsatisfied performance obligations for (1) contracts with an original expected length of one year or less, (2) with the exception of fixed consideration, contracts for which revenue is recognized at the amount to which the Company has the right to invoice for goods provided and services performed, and (3) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.
Such contracts consist of varying types of performance obligations, including the supply and delivery of energy related products and services. Contracts with variable volumes and/or variable pricing have also been excluded as the related consideration under the contract is variable at inception of the contract. Contract lengths vary from cancellable to multi-year.
The Company expects to recognize revenue for the following amounts related to fixed consideration associated with remaining performance obligations in each of the future periods noted:

(In millions)
2024	$93
2025	90
2026	81
2027	60
2028	47
2029 and thereafter	206
$577

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
NOTE 5 — PROPERTY, PLANT, AND EQUIPMENT
The following is a summary of Property, plant, and equipment by classification as of December 31:

	2023	2022
	(In millions)
Property, plant, and equipment
Distribution	$5,838	$5,376
Storage	578	607
Transmission and other	1,613	1,534
Total	$8,029	$7,517
Accumulated depreciation and amortization
Distribution	$(1,365)	$(1,330)
Storage	(132)	(163)
Transmission and other	(493)	(461)
Total	$(1,990)	$(1,954)
Net Property, plant, and equipment	$6,039	$5,563
AFUDC
AFUDC represents the cost of financing construction projects, including the estimated cost of debt and authorized return on equity. The debt component is recorded as a reduction to Interest expense and the equity component is recorded as Other income on the Consolidated Statements of Operations. The AFUDC rates were 5.41%, 5.41%, and 5.55% for the years ended December 31, 2023, 2022, and 2021, respectively.
The following is a summary of AFUDC:

	Year Ended December 31,
	2023	2022	2021
	(In millions)
Allowance for debt funds used during construction	$1	$1	$1
Allowance for equity funds used during construction	2	2	2
Total	$3	$3	$3
Depreciation and Amortization
The composite depreciation rate for the Company was approximately 2.9% in 2023, 2022, and 2021. The average estimated useful life for Distribution and Storage property was 49 and 58 years, respectively, at December 31, 2023. The estimated useful lives for Transmission and other utility assets range from 3 to 80 years.
The following is a summary of Depreciation and amortization expense:

	Year Ended December 31,
	2023	2022	2021
	(In millions)
Property, plant, and equipment	$157	$143	$131
Regulatory liabilities	50	46	43
	$207	$189	$174
Capitalized Software
Capitalized software costs are classified as Property, plant, and equipment, and the related amortization is included in Accumulated depreciation and amortization on the Consolidated Statements of Financial Position. The Company capitalizes the costs associated with computer software developed or obtained for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 3 to 15 years.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The Company has the following balances for capitalized software:

	Year Ended December 31,
	2023	2022	2021
	(In millions)
Amortization expense of capitalized software	$12	$9	$9
Gross carrying value of capitalized software	$69	$78
Accumulated amortization of capitalized software	$42	$44

NOTE 6 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipelines, certain service centers, and compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free rate. The Company recognizes in the Consolidated Statements of Operations removal costs in accordance with regulatory treatment. Any differences between costs recognized related to asset retirement and those reflected in rates are recognized as either a Regulatory asset or liability on the Consolidated Statements of Financial Position. Refer to Note 7 to the Consolidated Financial Statements, "Regulatory Matters," for further information regarding the Company's removal costs regulatory liability.
If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.
Changes to Asset retirement obligations for 2023, 2022, and 2021 were as follows:

	2023	2022	2021
	(In millions)
Asset retirement obligations at January 1	$186	$177	$170
Accretion	11	10	9
Liabilities settled	(7)	(1)	(2)
Asset retirement obligations at December 31	$190	$186	$177

NOTE 7 — REGULATORY MATTERS
Regulation
The Company is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting, and operating-related matters. The MPSC has authorized a return on equity of 9.9% for the Company, subject to changes from any pending or future rate case filings. The Company operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.
The Company also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements, and terms and conditions applicable to storage and transportation provided by the Company in interstate markets. The FERC granted the Company authority to provide storage and related services in interstate commerce at market-based rates. The Company provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. The Company is also subject to the requirements of other regulatory agencies with respect to safety, environment, and health.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The Company is unable to predict the outcome of any unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC and FERC orders and appeals, which may materially impact the Consolidated Financial Statements of the Company.
Regulatory Assets and Liabilities
The Company is required to record Regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes could result in the discontinuance of this accounting treatment for Regulatory assets and liabilities for some or all of the Company's businesses and may require the write-off of the portion of any Regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of Regulatory assets and liabilities and that all Regulatory assets and liabilities are recoverable or refundable in the current regulatory environment.
The following are balances and a brief description of the Regulatory assets and liabilities at December 31:

	2023	2022
	(In millions)
Assets
Recoverable pension and other postretirement costs
Pension	$376	$365
Other postretirement costs	96	112
Deferred environmental costs	46	46
Recoverable Michigan income taxes	23	27
Energy Waste Reduction incentive	18	17
Unamortized loss on reacquired debt	10	11
Recoverable income taxes related to AFUDC equity	9	8
Deferred pension costs	6	22
Accrued GCR revenue	—	29
Other	43	38
	627	675
Less amount included in Current Assets	(9)	(29)
	$618	$646
Liabilities
Refundable federal income taxes	$360	$374
Removal costs liability	342	371
Non-service pension and other postretirement costs	71	65
Negative other postretirement offset	68	63
Accrued GCR refund	19	—
Other	8	6
	868	879
Less amount included in Current Liabilities	(20)	(1)
	$848	$878
As noted below, certain Regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in the Company's rate base, thereby providing a return on invested costs (except as noted). Certain other Regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain Regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
ASSETS
•Recoverable pension and other postretirement costs — Accounting standards for pension and other postretirement benefit costs require, among other things, the recognition in Other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior service costs as Regulatory assets since the traditional rate setting process allows for the recovery of pension and other postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs. Refer to Note 16 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets," for additional information regarding the changes in pension and other postretirement costs for the period and the impact on Regulatory assets.(a)
•Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings.(a)
•Recoverable Michigan income taxes — The State of Michigan enacted a corporate income tax resulting in the establishment of state deferred tax liabilities for DTE Energy's utilities. Offsetting Regulatory assets were also recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense.
•Energy Waste Reduction incentive — The Company operates MPSC approved energy waste reduction programs designed to reduce overall energy usage by its customers. The Company is eligible to earn an incentive by exceeding statutory savings targets. The Company has consistently exceeded the savings targets and recognizes the incentive as a regulatory asset in the period earned.(a)
•Unamortized loss on reacquired debt — The unamortized discount, premium, and expense related to debt redeemed with a refinancing are deferred, amortized, and recovered over the life of the replacement issue.
•Recoverable income taxes related to AFUDC equity — Accounting standards for income taxes require recognition of a deferred tax liability for the equity component of AFUDC.  A regulatory asset is required for the future increase in taxes payable related to the equity component of AFUDC that will be recovered from customers through future rates over the remaining life of the related plant.
•Deferred Pension Costs — Effective upon the rate case settlement approved in August 2020, net pension costs previously recognized in earnings are no longer included as an addition to authorized rates and are being deferred as Regulatory assets. The Regulatory assets will reverse to the extent net pension costs are negative in future years and the net deferred amounts will be reviewed in future rate cases. Refer to Note 16 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets," for additional information regarding net pension costs.
•Accrued GCR revenue — Receivable for the temporary under-recovery of and carrying costs on gas costs incurred by the Company which are recoverable through the GCR mechanism.
______________________________________
(a)    Regulatory assets not earning a return or accruing carrying charges.
LIABILITIES
•Refundable federal income taxes — In December 2017, the TCJA was enacted and reduced the corporate income tax rate, effective January 1, 2018. The Company remeasured deferred taxes, resulting in a reduction to deferred tax liabilities, to reflect the impact of the TCJA on the cumulative temporary differences expected to reverse after the effective date. A regulatory liability was also recorded to offset the impact of the deferred tax remeasurement reflected in rates.
•Removal costs liability — The amounts collected from customers to fund future asset removal activities in excess of removal costs incurred.
•Non-service pension and other postretirement costs — Upon adoption of ASU 2017-07 on January 1, 2018, certain non-service cost activity is no longer credited to Property, Plant & Equipment. Such costs may be recorded to Regulatory liabilities for ratemaking purposes and refunded through credits to amortization expense based on the composite depreciation rate for plant-in-service.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
•Negative other postretirement offset — The Company's negative other postretirement costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a Regulatory liability to eliminate the impact on earnings of the negative other postretirement expense accrual. The Regulatory liabilities will reverse to the extent the Company's other postretirement expense is positive in future years.
•Accrued GCR refund — Liability for the temporary over-recovery of and carrying costs on gas costs incurred by the Company which are recoverable through the GCR mechanism.
2024 Gas Rate Case Filing
The Company filed a rate case with the MPSC on January 8, 2024 requesting an increase in base rates of $266 million based on a projected twelve-month period ending September 30, 2025, and an increase in return on equity from 9.9% to 10.25%. The request reflects a net increase to customer rates of only $160 million, as an existing IRM surcharge of $106 million would be rolled into the new base rates. The requested increase is primarily due to increased investments in plant related to system reliability and pipeline safety and inflationary impact on operating costs, partially offset by higher sales. A final MPSC order in this case is expected in November 2024.

NOTE 8 — INCOME TAXES
Income Tax Summary
The Company is part of the consolidated federal income tax return of DTE Energy. DTE Energy and its subsidiaries file consolidated and/or separate company income tax returns in various states and localities, including a consolidated return in the State of Michigan. The Company is part of the Michigan consolidated income tax return of DTE Energy. The federal, state, and local income tax expense for the Company is determined on an individual company basis with no allocation of tax expenses or benefits from other affiliates of DTE Energy. The Company had income tax payables with DTE Energy of $13 million at December 31, 2023, which are related to federal and state taxes and included in Accounts Payable – Affiliates on the Consolidated Statement of Financial Position. The Company had income tax receivables with DTE Energy of $5 million at December 31, 2022, which are related to federal and state taxes and included in Accounts receivable — Affiliates on the Consolidated Statements of Financial Position.
Total Income Tax Expense varied from the statutory federal income tax rate for the following reasons for the years ended December 31:

	2023	2022	2021
	(In millions)
Income Before Income Taxes	$387	$358	$251
Income tax expense at 21% statutory rate	$81	$75	$53
State and local income taxes, net of federal benefit	22	21	15
TCJA regulatory liability amortization	(10)	(10)	(30)
Other, net	—	1	—
Income Tax Expense	$93	$87	$38
Effective income tax rate	24.0%	24.4%	14.9%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Components of Income Tax Expense were as follows for the years ended December 31:

	2023	2022	2021
	(In millions)
Current income tax expense
Federal	$45	$17	$11
State and other income tax	4	—	—
Total current income taxes	49	17	11
Deferred income tax expense
Federal	19	43	8
State and other income tax	25	27	19
Total deferred income taxes	44	70	27
	$93	$87	$38
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the Consolidated Financial Statements.
Deferred tax assets (liabilities) were comprised of the following at December 31:

	2023	2022
	(In millions)
Property, plant, and equipment	$(899)	$(849)
Regulatory assets and liabilities	62	59
Pension and benefits	(81)	(92)
State net operating loss carryforwards	—	8
Other, net	37	35
Long-term deferred income tax liabilities	$(881)	$(839)

Deferred income tax assets	$139	$139
Deferred income tax liabilities	(1,020)	(978)
	$(881)	$(839)
The Company had state and local deferred tax assets related to net operating loss carryforwards of $8 million at December 31, 2022, which were utilized in 2023.
In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company does not have any valuation allowances with respect to its deferred tax assets.
Uncertain Tax Positions
The Company had approximately $2 million of unrecognized tax benefits at December 31, 2022. During 2023, unrecognized tax benefits decreased by $2 million as a result of an audit settlement related to state exposures. Recognition of these state tax benefits, net of federal benefit, resulted in a reduction of $1 million to Income Tax Expense on the Company’s Consolidated Statements of Operations for the year ended December 31, 2023.
The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company recognized a nominal amount of interest expense related to income taxes in 2023, 2022, and 2021.
The Company had $1 million of accrued interest at December 31, 2022. As a result of the state tax audit settlement noted above, there is no remaining accrued interest pertaining to income taxes as of December 31, 2023. The Company has not accrued any penalties pertaining to income taxes.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
In 2023, DTE Energy, including DTE Gas, settled a federal tax audit for the 2021 tax year. DTE Energy's federal income tax returns for 2022 and subsequent years remain subject to examination by the Internal Revenue Service. DTE Energy's Michigan Corporate Income Tax returns for the year 2019 and subsequent years remain subject to examination by the State of Michigan. DTE Energy also files tax returns in numerous state and local jurisdictions with varying statutes of limitation.

NOTE 9 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at December 31, 2023 and 2022. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.
•Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
•Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
As of December 31, 2023 and 2022, the Company had $8 million and $6 million of equity securities, respectively, which are recorded at fair value on a recurring basis and classified as Level 1 assets. These assets, which exclude the cash surrender value of life insurance investments, are included in Investments on the Consolidated Statements of Financial Position for both periods.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following table presents the carrying amount and fair value of financial instruments:

	December 31, 2023				December 31, 2022
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — other, excluding lessor finance leases	$18	$—	$—	$18	$13	$—	$—	$13
Short-term borrowings — affiliates	$2	$—	$—	$2	$16	$—	$—	$16
Short-term borrowings — other	$77	$—	$77	$—	$242	$—	$242	$—
Long-term debt(a)	$2,534	$—	$1,245	$1,076	$2,315	$—	$965	$1,072
_______________________________________
(a)Includes debt due within one year. Carrying value also includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 10 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

NOTE 10 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the derivative gain or loss is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and buys and sells transportation and storage capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2026. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

NOTE 11 — LONG-TERM DEBT
Long-Term Debt
The Company's long-term debt outstanding and interest rates of debt outstanding at December 31 were:

	Interest Rate(a)	Maturity Date	2023	2022
			(In millions)
Long-term debt, principally secured	4.2%	2025 — 2052	$2,545	$2,325
Unamortized debt issuance costs			(11)	(10)
Long-term debt due within one year			—	(75)
			$2,534	$2,240
______________________________________
(a)Weighted average interest rate as of December 31, 2023.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Debt Issuances
Refer to the table below for debt issued in 2023:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
October	Mortgage bonds(a)	5.57%	2030	$150
October	Mortgage bonds(a)	5.73%	2035	145
				$295
______________________________________
(a)Proceeds used for the repayment of short-term borrowings, for capital expenditures, and for other general corporate purposes.
Debt Redemptions
Refer to the table below for debt redeemed in 2023:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
April	Senior notes	6.44%	2023	$25
December	Mortgage bonds	3.64%	2023	50
				$75
Debt Maturities
The following table shows scheduled debt maturities, excluding any unamortized discount on debt:

	2024	2025	2026	2027	2028	2029 and Thereafter	Total
	(In millions)
Amount to mature	$—	$70	$—	$40	$320	$2,115	$2,545
Cross Default Provisions
Substantially all of the net properties of the Company are subject to the lien of mortgages. Should the Company fail to timely pay its indebtedness under these mortgages, such failure may create cross defaults in the indebtedness of DTE Energy.

NOTE 12 — PREFERRED AND PREFERENCE SECURITIES
As of December 31, 2023, the Company's authorized and unissued stock included 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share.

NOTE 13 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in October 2028. As of December 31, 2023, the Company had $77 million of commercial paper issuances outstanding and no revolver borrowings.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The unsecured revolving credit agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including finance lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2023, the total funded debt to total capitalization ratio for the Company was 0.48 to 1 and was in compliance with this financial covenant.
The weighted average interest rate for short-term borrowings was 5.6% and 4.6% at December 31, 2023 and 2022, respectively. For information related to affiliate short-term borrowings, refer to Note 17 to the Consolidated Financial Statements, "Related Party Transactions."

NOTE 14 — LEASES
The Company leases a portion of its pipeline system through a finance lease contract that has been renewed through 2025, with additional renewal options reasonably certain to be exercised through 2040. The residual value has been determined using the estimated economic life of the leased asset. The lease does not contain a residual value guarantee. Any remaining residual value is expected to be recovered through rates or renewals.
A lease is deemed to exist when the Company has provided other parties with the right to control the use of identified property, plant or equipment, as conveyed through a contract, for a certain period of time and consideration received. The right to control is deemed to occur when the Company has provided other parties with the right to obtain substantially all of the economic benefits of the identified assets and the right to direct the use of such assets.
The components of the Company's net investment in the finance lease for remaining periods at December 31, 2023 are as follows:

(In millions)
2024	$4
2025	4
2026	4
2027	3
2028	3
2029 and thereafter	39
Total minimum future lease receipts	57
Residual value of leased pipeline	17
Less unearned income	38
Net investment in finance lease	36
Less current portion	1
$35
Interest income recognized under the finance lease was $3 million for each of the years ended December 31, 2023, 2022, and 2021, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
NOTE 15 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of eight MGP sites is complete, and those sites are closed. The Company has also completed partial closure of four additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of December 31, 2023 and 2022, the Company had $26 million and $23 million, respectively, accrued for remediation. These costs are not discounted to their present value. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent the associated investigation and remediation costs from having a material adverse impact on the Company's results of operations.
Air — The EPA recently finalized its Good Neighbor Rule, which includes provisions for compressor engines operated for the transportation of natural gas. The Company is assessing the applicability of the rule on its engines and what impacts that could have on operations. The Company has not determined whether there will be a financial impact at this time.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. The Company may also provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,150 represented employees, which represents 66% of the Company's total employees. None of the represented employees have contracts expiring within one year.
Purchase Commitments
As of December 31, 2023, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates the following commitments from 2024 through 2051, as detailed in the following table:

(In millions)
2024	$567
2025	339
2026	170
2027	46
2028	45
2029 and thereafter	249
$1,416
The Company has made certain commitments in connection with 2024 annual capital expenditures that are expected to be approximately $715 million.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 7 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 16 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are primarily sponsored by DTE Energy's subsidiary, DTE Energy Corporate Services, LLC, and cover substantially all employees of the Company. Plan participants of all plans are solely DTE Energy and affiliate participants.
The table below represents pension and other postretirement benefit plans which the Company's eligible represented and non-represented employees participated at December 31, 2023:

	Represented	Non-represented
Qualified Pension Plans
DTE Energy Company Retirement Plan		X
DTE Gas Company Retirement Plan for Employees Covered by Collective Bargaining Agreements	X
Non-qualified Pension Plans
DTE Energy Company Supplemental Retirement Plan(a)	X	X
Other Postretirement Benefit Plans
The DTE Energy Company Comprehensive Non-Health Welfare Plan	X	X
The DTE Energy Company Comprehensive Retiree Group Health Care Plan	X	X
DTE Supplemental Retiree Benefit Plan	X	X
DTE Energy Company Retiree Reimbursement Arrangement Plan	X	X
_____________________________________
(a)Sponsored by DTE Energy Company
The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified pension plans, and non-represented and represented participation in non-qualified pension plans are accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is that assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer.
Pension Plan Benefits
DTE Energy has qualified defined benefit retirement plans for eligible represented and non-represented employees. The plans are noncontributory and provide traditional retirement benefits based on the employee's years of benefit service, average final compensation, and age at retirement. In addition, certain represented and non-represented employees are covered under cash balance provisions that determine benefits on annual employer contributions and interest credits. DTE Energy also maintains supplemental non-qualified, noncontributory, retirement benefit plans for selected management employees. These plans provide for benefits that supplement those provided by DTE Energy’s other retirement plans.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Represented net pension cost (credit) includes the following components for the years ended December 31:

	2023	2022	2021
	(In millions)
Service cost	$8	$13	$16
Interest cost	23	20	20
Expected return on plan assets	(40)	(41)	(41)
Amortization of:
Net actuarial loss	—	12	22
Settlements	—	17	12
Net pension cost (credit)	$(9)	$21	$29

	2023	2022
	(In millions)
Other changes in plan assets and benefit obligations recognized in Regulatory assets
Net actuarial loss	$8	$2
Amortization of net actuarial loss and settlements	—	(29)
Total recognized in Regulatory assets	$8	$(27)
Total recognized in net periodic pension cost and Regulatory assets	$(1)	$(6)
The following table reconciles the represented plan obligations, assets, and funded status as well as the amounts recognized as Accrued pension liability — affiliates in the Consolidated Statements of Financial Position at December 31:

	2023	2022
	(In millions)
Accumulated benefit obligation, end of year	$420	$408
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$454	$662
Service cost	8	13
Interest cost	23	20
Actuarial (gain) loss	8	(160)
Settlements	—	(55)
Benefits paid	(27)	(26)
Projected benefit obligation, end of year	$466	$454
Change in plan assets
Plan assets at fair value, beginning of year	$425	$627
Actual return on plan assets	39	(121)
Settlements	—	(55)
Benefits paid	(27)	(26)
Plan assets at fair value, end of year	$437	$425
Funded status of the plans	$(29)	$(29)
Amount recorded as:
Noncurrent liabilities	$(29)	$(29)
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$146	$138
Prior service credit	(1)	(1)
	$145	$137
______________________________________
(a)See Note 7 to the Consolidated Financial Statements, "Regulatory Matters," which includes Regulatory assets related to both represented and non-represented pension plans.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The increase in the Company's pension benefit obligation for the year ended December 31, 2023 was primarily due to an actuarial loss driven by a decrease in discount rates. The decrease in the pension benefit obligation in 2022 was primarily due to an actuarial gain driven by an increase in discount rates, as well as settlements arising from higher lump-sum payments to retirees during the year.
The Company's policy is to fund pension costs by contributing amounts consistent with the provisions of the Pension Protection Act of 2006 and additional amounts when it deems appropriate. In 2023 and 2022, the Company transferred $50 million from its non-represented qualified pension plan to DTE Electric in exchange for cash consideration. No other transfers or contributions were made to any non-represented plans or to the represented qualified pension plan in 2023, 2022 or 2021. The Company does not anticipate making any contributions to the qualified pension plans in 2024, subject to management discretion and any changes in financial market conditions.
DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and non-qualified pension benefit costs. The Company's allocated portion of pension benefit costs for non-represented plans included in regulatory assets and liabilities, other income and deductions, and capital expenditures were credits of $24 million, $7 million, and $5 million for the years ended December 31, 2023, 2022, and 2021, respectively. These amounts may include recognized contractual termination benefit charges, curtailment gains, and settlement charges.
At December 31, 2023, the benefits related to represented qualified pension plan expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2024	$27
2025	27
2026	28
2027	29
2028	30
2029-2033	159
Total	$300
Assumptions used in determining the projected benefit obligation and net pension costs for the represented plan for the years ended December 31 were:

	2023	2022	2021
Projected benefit obligation
Discount rate	5.05%	5.24%	3.04%
Rate of compensation increase	3.90%	3.90%	3.90%
Cash balance interest crediting rate	3.60%	3.40%	2.40%
Net pension costs
Discount rate	5.24%	3.04%	2.74%
Rate of compensation increase	3.90%	3.90%	3.90%
Expected long-term rate of return on plan assets	7.60%	6.80%	7.00%
Cash balance interest crediting rate	3.40%	2.40%	2.00%
The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income, and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks, and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management, and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company has a long-term rate of return assumption for its represented pension plan of 8.00% for 2024. The Company believes this rate is a reasonable assumption for the long-term rate of return on plan assets given the current investment strategy.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The DTE Energy Company Affiliates Employee Benefit Plans Master Trust employs a liability driven investment program whereby the characteristics of plan liabilities are considered when determining investment policy. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, and large and small market capitalization. Fixed income investments generally include U.S. Treasuries, diversified corporate bonds, bank loans, mortgage-backed securities, and other governmental debt. Other investments are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk-controlled manner, to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Target allocations for the represented pension plan assets as of December 31, 2023 are listed below:

U.S. Large Capitalization (Cap) Equity Securities	12%
U.S. Small Cap and Mid Cap Equity Securities	2
Non-U.S. Equity Securities	11
Fixed Income Securities	48
Hedge Funds and Similar Investments	8
Private Equity and Other	19
100%
The following table provides the fair value measurement amounts for represented pension plan assets at December 31, 2023 and 2022(a):

	December 31, 2023				December 31, 2022
	Level 1	Level 2	Other(b)	Total	Level 1	Level 2	Other(b)	Total
	(In millions)
Asset category:
Short-term Investments(c)	$11	$—	$—	$11	$8	$—	$—	$8
Equity Securities
Domestic(d)	—	—	61	61	—	—	53	53
International(e)	6	—	34	40	7	—	45	52
Fixed Income Securities
Governmental(f)	59	9	—	68	56	8	—	64
Corporate(g)	—	146	—	146	—	131	—	131
Hedge Funds and Similar Investments(h)	11	7	12	30	9	6	20	35
Private Equity and Other(i)	—	—	81	81	—	—	82	82
Total	$87	$162	$188	$437	$80	$145	$200	$425
______________________________________
(a)For a description of levels within the fair value hierarchy, see Note 9 to the Consolidated Financial Statements, "Fair Value."
(b)Amounts represent assets valued at NAV as a practical expedient for fair value.
(c)This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category is obtained from quoted prices in actively traded markets.
(d)This category represents portfolios of large, medium and small capitalization domestic equities. Investments in this category include exchange-traded securities held in a commingled fund classified as NAV assets.
(e)This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category include exchange-traded securities for which unadjusted quoted prices can be obtained and exchange-traded securities held in a commingled fund classified as NAV assets.
(f)This category includes U.S. Treasuries, bonds, and other governmental debt. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services.
(g)This category primarily consists of corporate bonds from diversified industries, bank loans, and mortgage backed securities. Pricing for investments in this category is obtained from quotations from broker or pricing services.
(h)This category utilizes a diversified group of strategies that attempt to capture uncorrelated sources of return and includes publicly traded mutual funds, insurance-linked and asset-backed securities, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Pricing for insurance-linked and asset-backed securities is obtained from quotations from broker or pricing services. Commingled funds and limited partnership funds are classified as NAV assets.
(i)This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in private real estate and private debt. All investments in this category are classified as NAV assets.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The pension trust holds debt and equity securities directly and indirectly through commingled funds. Exchange-traded debt and equity securities held directly, as well as publicly traded commingled funds, are valued using quoted market prices in actively traded markets. Non-publicly traded commingled funds hold exchange-traded equity or debt securities and are valued based on stated NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices.
Other Postretirement Benefits
The Company participates in defined benefit plans sponsored by the LLC that provide certain other postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet its other postretirement benefit obligations. The Company did not make a contribution to the defined benefit other postretirement medical and life insurance benefit plans during 2023 and does not anticipate making any contributions to the trusts in 2024.
The Company also offers a defined contribution VEBA for eligible represented and non-represented employees, in lieu of defined benefit post-employment health care benefits, and allocates a fixed amount per year to an account in a defined contribution VEBA for each employee. These accounts are managed either by the Company (for non-represented and certain represented groups) or by the Utility Workers of America (UWUA) for Local 223 employees. Contributions to the VEBA for these accounts were $2 million in 2023, $3 million in 2022, and $2 million in 2021.
The Company also contributes a fixed amount to a Retiree Reimbursement Account for current and future non-represented and represented retirees, spouses, and surviving spouses when the youngest of the retiree's covered household becomes eligible for Medicare Part A based on age. The amount of the annual allocation to each participant is determined by the employee's retirement date and increases each year for each eligible participant at the lower of the rate of medical inflation or 2%.
Net other postretirement credit includes the following components for the years ended December 31:

	2023	2022	2021
	(In millions)
Service cost	$4	$7	$7
Interest cost	15	11	11
Expected return on plan assets	(37)	(41)	(40)
Amortization of:
Net actuarial (gain) loss	11	(10)	8
Prior service credit	(5)	(6)	(6)
Net other postretirement credit	$(12)	$(39)	$(20)

	2023	2022
	(In millions)
Other changes in plan assets and accumulated postretirement benefit obligation recognized in Regulatory assets
Net actuarial (gain) loss	$(10)	$70
Amortization of net actuarial gain (loss)	(11)	10
Amortization of prior service credit	5	6
Total recognized in Regulatory assets	$(16)	$86
Total recognized in net periodic benefit cost and Regulatory assets	$(28)	$47

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following table reconciles the obligations, assets, and funded status of the plans including amounts recorded as Prepaid postretirement costs — affiliates or Accrued postretirement liability — affiliates in the Consolidated Statements of Financial Position at December 31:

	2023	2022
	(In millions)
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$299	$393
Service cost	4	7
Interest cost	15	11
Actuarial gain	(5)	(90)
Benefits paid	(23)	(22)
Accumulated postretirement benefit obligation, end of year	$290	$299
Change in plan assets
Plan assets at fair value, beginning of year	$523	$663
Actual return on plan assets	42	(119)
Benefits paid	(23)	(21)
Plan assets at fair value, end of year	$542	$523
Funded status, end of year	$252	$224
Amount recorded as:
Noncurrent assets	$255	$226
Noncurrent liabilities	(3)	(2)
	$252	$224
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$100	$121
Prior service credit	(4)	(9)
	$96	$112
______________________________________
(a)See Note 7 to the Consolidated Financial Statements, "Regulatory Matters."
The Company's postretirement benefit obligations did not change significantly for the year ended December 31, 2023. The decrease in the Company's postretirement benefit obligations for the year ended December 31, 2022 was primarily due to actuarial gains driven by an increase in the discount rate.
The following table reflects other postretirement benefit plans with accumulated postretirement benefit obligations in excess of plan assets at December 31:

	2023	2022
	(In millions)
Accumulated postretirement benefit obligation	$23	$22
Fair value of plan assets	20	20
Accumulated postretirement benefit obligation in excess of plan assets	$3	$2

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
At December 31, 2023, the other postretirement benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2024	$19
2025	20
2026	20
2027	20
2028	20
2029-2033	108
Total	$207
Assumptions used in determining the accumulated postretirement benefit obligation and net other postretirement benefit costs for the years ended December 31 were:

	2023	2022	2021
Accumulated postretirement benefit obligation
Discount rate	5.00%	5.19%	2.91%
Health care trend rate pre- and post- 65	7.75 / 8.25	6.75 / 7.25%	6.75 / 7.25%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2035	2035	2034
Other postretirement benefit costs
Discount rate	5.19%	2.91%	2.58%
Expected long-term rate of return on plan assets	7.20%	6.40%	6.70%
Health care trend rate pre- and post-65	6.75 / 7.25%	6.75 / 7.25%	6.75% / 7.25%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2035	2034	2033
The process used in determining the long-term rate of return on assets for the other postretirement benefit plans is similar to that previously described for the pension plans. As a result of this process, the Company has a long-term rate of return assumption for its other postretirement benefit plans of 7.60% for 2024. The Company believes this rate is a reasonable assumption for the long-term rate of return on plan assets given the current investment strategy.
The DTE Energy Company Master VEBA Trust employs a liability driven investment program whereby the characteristics of plan liabilities are considered when determining investment policy. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks and large and small market capitalizations. Fixed income investments generally include U.S. Treasuries, diversified corporate bonds, bank loans, mortgage-backed securities, and other governmental debt. Other investments are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk-controlled manner to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Target allocations for other postretirement benefit plan assets as of December 31, 2023 are listed below:

U.S. Large Cap Equity Securities	5%
U.S. Small Cap and Mid Cap Equity Securities	1
Non-U.S. Equity Securities	4
Fixed Income Securities	60
Hedge Funds and Similar Investments	9
Private Equity and Other	21
100%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following table provides the fair value measurement amounts for other postretirement benefit plan assets at December 31, 2023 and 2022(a):

	December 31, 2023				December 31, 2022
	Level 1	Level 2	Other(b)	Total	Level 1	Level 2	Other(b)	Total
	(In millions)
Asset category:
Short-term Investments(c)	$14	$—	$—	$14	$12	$—	$—	$12
Equity Securities
Domestic(d)	—	—	28	28	—	—	28	28
International(e)	3	—	16	19	3	—	22	25
Fixed Income Securities
Governmental(f)	81	11	—	92	86	11	—	97
Corporate(g)	—	155	68	223	—	133	61	194
Hedge Funds and Similar Investments(h)	6	7	28	41	10	7	31	48
Private Equity and Other(i)	—	—	125	125	—	—	119	119
Total	$104	$173	$265	$542	$111	$151	$261	$523
______________________________________
(a)For a description of levels within the fair value hierarchy, see Note 9 to the Consolidated Financial Statements, "Fair Value."
(b)Amounts represent assets valued at NAV as a practical expedient for fair value.
(c)This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category is obtained from quoted prices in actively traded markets.
(d)This category represents portfolios of large, medium and small capitalization domestic equities. Investments in this category include exchange-traded securities held in a commingled fund classified as NAV assets.
(e)This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category include exchange-traded securities for which unadjusted quoted prices can be obtained and exchange-traded securities held in a commingled fund classified as NAV assets.
(f)This category includes U.S. Treasuries, bonds, and other governmental debt. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services.
(g)This category primarily consists of corporate bonds from diversified industries, bank loans, and mortgage backed securities. Pricing for investments in this category is obtained from quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as NAV assets.
(h)This category utilizes a diversified group of strategies that attempt to capture uncorrelated sources of return and includes publicly traded mutual funds, insurance-linked and asset-backed securities, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Pricing for insurance-linked and asset-backed securities is obtained from quotations from broker or pricing services. Commingled funds and limited partnership funds are classified as NAV assets.
(i)This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in private real estate and private debt. All investments in this category are classified as NAV assets.
The DTE Energy Company Master VEBA Trust holds debt and equity securities directly and indirectly through commingled funds. Exchange-traded debt and equity securities held directly, as well as publicly traded commingled funds, are valued using quoted market prices in actively traded markets. Non-publicly traded commingled funds hold exchange-traded equity or debt securities and are valued based on NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices.
Defined Contribution Plans
The Company also sponsors defined contribution retirement savings plans. Participation in one of these plans is available to substantially all represented and non-represented employees. For substantially all employees, the Company matches employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. Additionally, for eligible represented and non-represented employees who do not participate in the Pension Plans, the Company contributes amounts equivalent to 4% (8% for certain represented employees) of an employee's eligible compensation to the employee's defined contribution retirement savings plan. The cost of these plans was $12 million, $12 million, and $11 million in the years 2023, 2022, and 2021, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
NOTE 17 — RELATED PARTY TRANSACTIONS
The Company has agreements with affiliated companies to provide transportation services and for the purchase of natural gas. In addition, the Company has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. Various other corporate support expenses are accumulated by a shared services company and charged to various subsidiaries of DTE Energy, including DTE Gas.
The following is a summary of the Company's transactions with affiliated companies for the years ended December 31:

	2023	2022	2021
	(In millions)
Revenues
Transportation services	$18	$12	$11
Other services and interest	$4	$1	$1
Costs
Gas purchases	$54	$35	$28
Rent, interest, and other services	$52	$51	$45
Corporate expenses	$124	$158	$147
Other
Dividends declared	$191	$164	$148
Dividends paid	$191	$164	$148
Capital contribution from DTE Energy	$216	$75	$147
The Company's Accounts receivable and Accounts payable related to Affiliates are payable upon demand and are generally settled in cash within a monthly business cycle. Notes receivable and Short-term borrowings related to affiliates are subject to a credit agreement with DTE Energy whereby short-term excess cash or cash shortfalls are remitted to or funded by DTE Energy. This credit arrangement involves the charge and payment of interest based on monthly commercial paper rates. The weighted average interest rate for affiliate borrowings was 5.6% and 4.4% at December 31, 2023 and 2022, respectively. Refer to the Consolidated Statements of Financial Position for affiliate balances at December 31, 2023 and 2022.
The Company made contributions to the DTE Energy Foundation of $7 million for the year ended December 31, 2021. There were no charitable contributions to the DTE Energy Foundation for the years ended December 31, 2023 and 2022. The DTE Energy Foundation is a non-consolidated not-for-profit private foundation, the purpose of which is to contribute to and assist charitable organizations.
The Company records federal, state, and local income taxes payable to or receivable from DTE Energy based on its federal, state, and local tax provisions. Refer to Note 8 to the Consolidated Financial Statements, "Income Taxes," for additional information. For other related party transactions impacting the Company's Consolidated Financial Statements, see Note 16 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets."